UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 7, 2002

TIDEWATER INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	1-6311 (Commission File Number)	72-0487776 (IRS Employer Identification No.)

601 Poydras Street, Suite 1900 (Address of principal executive offices)	70130 (Zip Code)

(504) 568-1010
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 5.    Other Events.

Regulation FD Disclosure.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements set forth in this Current Report on Form 8-K provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the Company, involve numerous risks and uncertainties. Among those risks and uncertainties, many of which are beyond the control of the Company, are: fluctuations in oil and gas prices; level of fleet additions by competitors; changes in levels of capital spending in domestic and international markets by customers in the energy industry for exploration, development and production; unsettled political conditions, civil unrest and governmental actions, especially in higher risk countries of operations; foreign currency fluctuations; and environmental and labor laws. Readers should consider all of these risk factors as well as other information contained in this report.

On October 7, 2002, the Company issued the following press release:

FOR IMMEDIATE RELEASE

TIDEWATER ISSUES EARNINGS GUIDANCE FOR QUARTER ENDED SEPTEMBER 30, 2002

NEW ORLEANS, OCTOBER 7, 2002 — Tidewater Inc. (NYSE:TDW) announced today that it expects second quarter financial results to be below current analysts’ earnings expectations. For the three months ended September 30, 2002, the Company is currently estimating diluted earnings per share of $0.37 to $0.40. The Thomson First Call consensus estimate is currently $0.43 per share.

Continuing weak levels of domestic drilling activity have kept vessel utilization under pressure throughout the quarter, resulting in lower domestic vessel revenue. Tropical Storm Isidore also had a slight negative impact on U.S. earnings. In addition, short periods of lower utilization for some of the Company’s large foreign-based equipment reduced anticipated growth in international earnings in the quarter. All of these factors are estimated to lead to a decline of $0.01-$0.04 per share in the quarter ended September 30, compared to $0.41 reported for the immediately preceding quarter ended June 30, 2002.

As previously announced, Tidewater plans to hold a conference call to discuss September quarter earnings on Tuesday, October 22 at 10:00 a.m. CDT. Investors and interested parties may listen to the teleconference via telephone by calling 1-888-388-7493 (706-679-8348 if outside the United States) and asking for the ‘Tidewater Conference’ just prior to the scheduled start. A replay of the conference call will be available beginning at 1:00 p.m. CDT on October 22, 2002, and will continue until 11:59 p.m. CDT on

October 23, 2002. To hear the replay, call 1-800-642-1687 (706-645-9291 if outside the United States). The access code is 5547652.

Tidewater Inc. owns and operates over 550 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Keith Lousteau (504) 568-1010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIDEWATER INC.

By:	/s/ Cliffe F. Laborde
Cliffe F. Laborde
Executive Vice President, General Counsel and Secretary
Date: October 7, 2002